Exhibit 6.13

PROPERTY SERVICE GROUP SOUTHEAST

Real Estate Appraisals • Brokerage • Consulting

December 5, 2017

Mr. Eric Collins

Bear Village, LLC

270 17th Street

Atlanta, GA 30363

RE:	Real Estate Appraisal
Bear Village Development Site
Phase 1 Site -18 Acres
Phase 2 Site 19.8 Acres
Veterans Boulevard & Center View Road
Sevierville, Tennessee, 37862

Dear Mr. Collins:

At your request, we have made an appraisal of the Bear Village Development Site in order to estimate the market value of the site "As Is", as of the date of inspection, December 5, 2017.

The subject property is identified as two tourist commercial development sites. The Phase 1 site is planned for development with the water park and contains an approximate land area of 18 acres. The Phase 2 site contains a land area of 19.8 acres. For a more detailed description of both properties, reference is made to the appraisal report previously made on the properties dated May 5, 2017.

Through this report, the market value of the Phase 1 Development site "as is", as of the date of inspection, December 5, 2017, is estimated to be:

TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS

($2,700,000.00)

We have also been requested to provide a value estimate of the building plans and entitlements for the Phase 1 property. The value of the entitlements assumes all of the building plans including civil, MEP and structural plans, have been completed and the project is permitted and ready for construction. The estimated cost of plans for the development is estimated by the developer at $1,450,000.

Estimated Value of Plans and Entitlements Phase 1 Development:	$1,450,000

Mr. Eric Collins

December 5, 2017

Through this report, the market value of the Phase 2 Development site "as is", as of the date of inspection, December 5, 2017, is estimated to be

ONE MILLION FIVE HUNDRED THOUSAND DOLLARS

($1,500,000.00)

The reader is referred to the Certification, General Assumptions and General Limiting Conditions included in the appraisal report dated May 5, 2017. The appraisers certify that they have no present or contemplated future interest in the subject.

Thank you for the opportunity to provide this service. Please call if you have any questions.

Sincerely,

Ben A. Broome, MAI

TN Certified General Appraiser #CG-113

Peter Medlyn

TN Certified General Appraiser #CG-1414

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